UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Synthesis Energy Systems, Inc.

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Explanatory Note

This filing consists of (i) a press release issued by Synthesis Energy Systems, Inc. (the “Company”) on February 6, 2013 to announce earnings for its fiscal second quarter ended December 31, 2012 and (ii) a press release issued by the Company on February 5, 2013 to announce additional progress towards the commissioning of the remaining equipment systems at the Yima Joint Venture plant.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.

You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Second Quarter Earnings Release

Synthesis Energy Systems, Inc. Announces Financial Results for the

Second Quarter of Fiscal 2013

HOUSTON, February 6, 2013 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, today announced financial and operating results for the second quarter of fiscal 2013, ended December 31, 2012.

“We are keenly focused on delivering key objectives for the Company intended to provide revenue, earnings and operating cash flows in 2013,” stated Robert Rigdon, President and CEO. “Our Yima JV plant is now in the very early stages of producing methanol, which is a much anticipated milestone for SES. Through our cooperation with Crystal Vision Energy, we are actively engaged in financing and M&A activities in China designed to deliver near term financial results. We have also completed two important technology engineering agreements with potential partners related to applying our technology into business vertical segments of steel and waste feedstocks to chemicals, and we believe we are successfully positioning ourselves to turn the corner toward profitability during calendar 2013.”

Second Quarter 2013 Financial Results (Unaudited)

Total revenue for the three months ended December 31, 2012, was $13,000 versus $183,000 for the three months ended December 31, 2011.

Technology licensing and related services revenues for the three months ended December 31, 2012 were $13,000 versus $164,000 for the three months ended December 31, 2011 due to less technology related services performed during the period. The Company has recently received orders from customers totaling $850,000 for technology services that are expected to be recognized as revenue for the quarters ending March and June of 2013.

There were no product sales for the three months ended December 31, 2012 as the Company has continued to keep the ZZ joint venture plant idle since September 2011 to resolve nonpayment of contractual capacity fees of approximately $6.8 million owed by Xuecheng Energy (previously Hai Hua) and to restructure the commercial arrangements for the joint venture. Discussions regarding the nonpayment and restructuring are ongoing. In the event that the Company is not successful reaching agreement with Xuecheng Energy, the Company will seek to recover the outstanding capacity fees through binding arbitration.

The operating loss for the second quarter of fiscal 2013 was $3.9 million versus an operating loss of $4.8 million for the second quarter of 2012. The improvement in operating loss was primarily due to holding the ZZ Joint Venture plant idle.

The net loss attributable to stockholders for the second quarter of fiscal 2013 was $4.4 million, or $0.07 per share, versus a loss of $5.0 million, or $0.10 per share, for the prior year’s second quarter.

At December 31, 2012, the Company had cash and cash equivalents of $23.3 million and working capital of $15.6 million.

Corporate Highlights

•

After over three years of development and construction, the Yima Joint Venture plant achieved a very significant milestone by producing its first methanol in late December 2012 and also its first simultaneous operation of two of the three gasification systems. The plant is designed to produce 300,000 tonnes per year of methanol from two operating gasifiers. Successful operating achievements such as these are moving the plant much closer to full scale, steady-state operation and methanol production, which is expected to occur by early summer.

•

On December 21, 2012, the Company entered into an agreement with a global leader in iron ore processing and steel production to define a product that integrates the SES gasification technology into production of steel. The integration of SES technology with this process would allow use of low cost, low quality coal as the energy feedstock for steel production in an environmentally favorable way. The Company will be assisted in this effort by Fluor Enterprises.

•

Effective January 1, 2013, the Company entered into a new agreement to continue and expand our relationship with Crystal Vision Energy Limited (“CVE”), which provides leadership and management services for our China operations. The Company and CVE will focus on growth of SES China, the Company’s China business platform including the operations of the Yima Joint Venture plant and the ZZ Joint Venture plant, capital raising, M&A, and management services.

•

On January 15, 2013, the Company announced an agreement with a U.S.-based customer to assess the feasibility and optimal uses of SES’ gasification technology for the production of valuable ‘green’ chemicals. The Company will lead an engineering study, commissioned and funded by the customer, which will define an optimal use of potential feedstock combinations that may include used tires, auto shredder residue and refuse-derived fuel to efficiently and cost-effectively produce commercially viable chemicals such as methanol and methanol derivatives. Fluor Enterprises will also be assisting the Company in this effort.

Conference Call Information

Senior management will hold a conference call to review the Company’s financial results for the second quarter of fiscal 2013 and provide a corporate update this morning at 8:30 a.m. Eastern Time.

To access the live webcast, please log on to the Company’s website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live telephone conference call by dialing (800) 860-2442 and international callers should dial (412) 858-4600.

An archived version of the webcast will be available on the Company’s website through March 6, 2013. A telephone replay of the conference call will be available beginning approximately one hour after the completion of the call and will be available through March 6, 2013. Domestic callers can access the telephonic replay by dialling (877) 344-7529. International callers should dial (412) 317-0088. The PIN access code for the live call and the replay is 10024318#.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, please visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of the SES operations, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures and the ability of SES to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives and its relationship with Crystal Vision Energy, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com

- TABLES FOLLOW -

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Product sales and other — related parties	$—	$19	$—	$2,121
Technology licensing and related services	13	164	84	471
Other	—	—	—	86

Total revenue	13	183	84	2,678

Costs and Expenses:
Costs of sales and plant operating expenses	133	881	264	4,085
General and administrative expenses	3,141	3,174	6,223	6,199
Stock-based compensation expense	109	292	272	359
Depreciation and amortization	570	641	1,146	1,281

Total costs and expenses	3,953	4,988	7,905	11,924

Operating loss	(3,940)	(4,805)	(7,821)	(9,246)

Non-operating (income) expense:
Equity in losses of joint ventures	400	402	917	834
Foreign currency gains	(85)	(202)	(48)	(615)
Interest income	(15)	(26)	(28)	(63)
Interest expense	78	142	174	326

Net loss	(4,318)	(5,121)	(8,836)	(9,728)
Less: net (income) loss attributable to noncontrolling interests	(85)	74	(52)	141

Net loss attributable to stockholders	$(4,403)	$(5,047)	$(8,888)	$(9,587)

Net loss per share:
Basic and diluted	$(0.07)	$(0.10)	$(0.16)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	61,899	50,862	57,116	50,860

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2012	June 30, 2012
ASSETS

Current assets:
Cash and cash equivalents	$23,303	$18,035
Accounts receivable	102	316
Prepaid expenses and other currents assets	2,449	2,015
Inventory	23	23

Total current assets	25,877	20,389
Property, plant and equipment, net	33,115	33,942
Intangible assets, net	1,060	1,126
Investment in Yima joint ventures	33,164	33,340
Other long-term assets	3,830	4,050

Total assets	$97,046	$92,847

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$7,780	$8,080
Current portion of long-term bank loan	2,450	2,435

Total current liabilities	10,230	10,515
Long-term bank loan	1,161	2,372

Total liabilities	11,391	12,887

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 62,577 and 52,022 shares issued and outstanding, respectively	626	520
Additional paid-in capital	221,590	207,345
Deficit accumulated during development stage	(140,696)	(131,808)
Accumulated other comprehensive income	4,976	4,802

Total stockholders’ equity	86,496	80,859
Noncontrolling interests in subsidiaries	(841)	(899)

Total equity	85,655	79,960

Total liabilities and equity	$97,046	$92,847

Yima Update Release

Synthesis Energy Systems’ Yima Joint Venture Plant Advances

Toward Full-scale Operation and Methanol Production

Yima Plant Achieves First Simultaneous Gasification System Operation and Increased Syngas Production

HOUSTON, TEXAS – February 5, 2013—Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (“SES”) today announced the achievement of important steps toward finalizing the commissioning of the remaining equipment systems at the Yima Joint Venture project in Henan Province, China. As previously reported, the Yima JV plant contains three SES gasification systems installed, and the first gasification system in operation was used to produce the initial methanol from the plant in December.

The latest accomplishments include operating a SES gasification system for an extended run, operating a second SES gasification system for the first time, and operating the two gasification systems simultaneously. Additionally, during 23 days of operation, the SES gasification system was operated at higher pressures, achieving 80 percent of design pressure and with the production of syngas increased to 60 percent of design capacity. During this operating period, raw methanol product was generated at the plant. The Yima JV continues to complete all of the remaining required commissioning steps and increasing the production of methanol as planned for the plant to become fully operational.

“The Yima JV plant is progressing as expected. We are pleased to see the plant operating at higher pressures and throughput, and to see the first simultaneous operation of two of the three gasification systems, since our JV project is designed to produce 300,000 tonnes per year of methanol from two operating gasifiers. This project is an important validation of our technology design and scale-up capability. Successful operating achievements such as these are moving the Yima JV much closer to full scale, steady-state operation and methanol production, which is expected to be between now and early summer,” said Robert Rigdon, president and CEO of SES.

Mr. Rigdon continued, “Our technology is unique with its low cost feedstock capability, lower capital and operating cost, lower water usage and cleaner, more efficient operation. We believe that the continued successes we are achieving at Yima could be a catalyst for some of our prospective customers to move forward with their projects based on our technology.”

History of Yima Joint Venture Project

In August 2009, SES and Yima entered into amended joint venture contracts for the gasification, methanol/methanol protein production and utility island components of the plant, collectively referred to as the Yima Joint Ventures. Government approvals were received and detailed design engineering and construction of the plant began in 2009. SES has a 25 percent interest in the Yima Joint Venture and Yima Coal Industry (Group) Co., Ltd. has a 75 percent interest.

The project is phase one of the Maozhuang Industrial Park—a planned US$4 billion industrial park in Henan Province, China. This phase one project is a US$250 million integrated coal-to-methanol plant, with facilities to develop production of methanol protein. When phase one is completed, the plant is expected to produce a minimum of 300,000 tonnes of refined methanol annually.

Two additional phases of coal gasification projects are planned to start at this location upon successful completion of the phase one plant. Phase two is expected to add additional capacity of 300,000 tonnes per annum of refined methanol or methanol equivalent products, and phase three is expected to add additional capacity of 600,000 tonnes per annum of refined methanol or methanol equivalent products. These three phases together make up approximately 50 percent of the planned investment at the Maozhuang Industrial Park.

Photographs and an artist’s rendering of the Yima Joint Venture Project in China are available upon request or by clicking here.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, please visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures, its ability to effect the proposed ZJX/China Energy transaction based on its ongoing discussions with ZJX and China Energy, its ability to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives and its relationship with Crystal Vision Energy, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

# # #

Contact:

Synthesis Energy Systems, Inc.

Kevin Kelly

Chief Accounting Officer

(713) 579-0600

Kevin.Kelly@synthesisenergy.com

MBS Value Partners, LLC (Investors)

Matthew D. Haines

Managing Director

(212) 710-9686

Matt.Haines@mbsvalue.com

Feintuch Communications (Media)

Richard Anderson

Senior Managing Director

(718) 986-1596

SES@feintuchpr.com